PROSPECT AGREEMENT


This Agreement is made this 17th day of April, 1998, between APACHE POLAND Sp. z o.o., a corporation existing under Polish law having its principal office at Ul. Hankiewicza 2, 02-103 Warsaw, Poland ("Apache") and FX ENERGY POLAND Sp. z o.o., a corporation existing under Polish law, having its registered office at Ul. Staroscinska 5, Warsaw, Poland ("FX").

WHEREAS the Parties, together with the Geosynoptics Society of the University of Mining and Metallurgy, entered into a Study Agreement dated March 15, 1998, (the "Study Agreement") with the objective of studying and extracting geologically useful data from a bank of data relating to the Polish Lowlands to be made available by the Geosynoptics Society; and

WHEREAS the Parties desire to participate together in any prospects that they may develop from such data:

NOW THEREFORE, in consideration of the provisions and of the mutual promises set out below, it is agreed as follows:

1.   Prospect Area

     The Parties agree to establish a Covered Area which shall coincide with the eight geologic units included in the Polish Lowlands included in the area of interest identified in Attachment 1 to the Study Agreement. A copy of the Study Agreement with Attachments is attached hereto for information

2.   Duration

     The term of this Agreement shall be two (2) years from the date of this Agreement, unless the Parties mutually agree to extend it. The term of this Agreement shall be extended if and to the extent the Study Agreement is extended.

3.   Scope

     This Agreement shall apply to all geological prospects, each being a finite and discrete geological feature which may be worthy of exploration, appraisal or development drilling, within the Covered Area, which have been developed by either party directly from use of the data covered by the Study Agreement ("Covered Prospects") within the above term. This Agreement shall not apply to unsolicited proposals made to either party by a third party.

4.   Participation in Offers or Applications for Mineral Rights

     4.1 If either party desires to make an offer or application for mineral rights to the Bureau of Concessions, the Polish Oil and Gas Company, or any holder of usufruct rights, it shall call for a meeting of the parties not less than forty-five (45) days prior to any planned offer or application date to formally present a proposal to acquire hydrocarbon rights over a Covered Prospect. At that meeting, each party shall decide whether to make an offer(s) or application(s) covering one or more Covered Prospects and, if so, the commercial terms to be included in each. Each party shall endeavor to give notice to the other of its proposed commercial terms for each offer or application prior to such meeting. If the parties cannot unanimously agree at such meeting upon the commercial terms to be included in an offer or application for a Covered Prospect, then the most competitive commercial terms (meaning those offering the highest sum of money and/or work and/or sharing of benefits most favorable to the offeree) thus proposed, shall be included in the said application. Prior to the end of the meeting, each representative shall sign and be provided a copy of the record of the terms discussed and settled upon, and this record shall be deemed the final record of the commercial terms of the parties.

     4.2 Each party shall confirm by notice to the other parties not less than thirty (30) days prior to the planned offer or application date whether such party wishes to participate in each offer or application or not, and shall confirm all commercial terms to be included. If a party fails to give such notice, it shall be deemed to have elected not to participate in such offer or application. A party may participate in less than all of the offers or applications proposed.

     4.3 Joint offers or applications shall be on a 50/50 basis unless otherwise agreed.

     4.4 If a party hereto elects not to make a given offer or application, the participating party shall be at liberty to join with third parties in respect of such offer or application, for any share of interest, and shall be entitled to show any bona fide prospective participant any of the data relevant to the corresponding Covered Prospect, provided such prospective participant agrees to be bound by appropriate confidentiality provisions.

     4.5 The participating party, whether applying with a third party or not, shall not reduce the commercial terms to be included in such offer or application without giving notice at least fifteen (15) days prior to the planned offer or application date to the non-participating party advising it of such change and giving it the right to participate at the level of 50%. Non-response to such a notice shall conclusively waive the recipient's right to participate.

     4.6 Any party which does not participate in an offer or application shall have finally and conclusively waived all rights to have offered to it under Article 5 below, any Covered Prospect which was the subject of the offer or application.

5.   Participation Otherwise than through Offers or Applications

     5.1 If either party ("Acquiring Party") shall acquire an interest in a Covered Prospect at any time within the term of this Agreement, it shall offer to the other party within thirty (30) days from the date of acquisition, an interest equal to one-half of the Acquiring Party's interest in the Covered Prospect and all associated rights, obligations, acreage and benefits, on the same terms and conditions as apply to the interest of Acquiring Party. that is on a "ground floor" basis.

     5.2 The notice of the Acquiring Party shall describe in reasonable detail the Covered Prospect and all associated rights and obligations, and shall be given in writing. The notice shall be accompanied by all relevant data and documents in the possession of the Acquiring Party and shall make reasonable provision for the other party to have access to any relevant data, information and documents previously reviewed by but not in the possession of the Acquiring Party.

     5.3 The other party shall have thirty (30) days from receipt of the Acquiring Party's notice to accept or reject in writing the offer of the Acquiring Party. Failure to respond shall be deemed a rejection of the offer.

     5.4 If it accepts the Acquiring Party's offer, the other party shall tender, within thirty (30) days following its acceptance, any cash payment required to cover its half of obligations already incurred on a ground floor basis, and shall become responsible for its pro rata share of obligations from the date of its acceptance.
     5.5 On acceptance of its offer, the Acquiring Party shall promptly take all appropriate and necessary steps to vest title to one-half interest in the other party, and to cause the latter to become a party to all associated agreements.

     5.6 If third parties or governmental agencies object to the introduction of the other party, or if it is legally impossible to assign an interest, the Acquiring Party shall hold one-half of its interest in trust for the other party if permitted by law; provided that if such a holding in trust is prohibited by law or is a breach of operative agreements, the parties shall meet to consider methods by which the intended beneficiary may participate in the risks and benefits of the Covered Prospect.

6.   Assignment

     6.1 Assignments of the obligations, rights and benefits under this Agreement to affiliates of either party shall be permitted on written notice by one party to the other; but assignments to third parties shall not be permitted unless both parties mutually agree.

     6.2 The initial assignment (if among the parties hereto) of an interest in Covered Prospects shall be governed by Article 5 above, and subsequent assignments shall be governed by the applicable operating agreements.

     6.3 This Agreement shall in any event bind the successors and assigns of the parties. No right of withdrawal shall exist.

7.   Confidentiality

     7.1 The parties agree to hold confidential the terms of this Agreement, the data covered by the Study Agreement and the data relating to any Covered Prospect, in the manner set out in the Study Agreement and for the duration of this Agreement; provided, however, that any Acquiring Party having offered a Covered Prospect to the other party and such offer having been rejected, shall be at liberty to offer the Covered Prospect to a third party and for that purpose to disclose data relating to the Covered Prospect in question on a confidential basis, but without breach of the Study Agreement.

     7.2 Notwithstanding the above, confidential information may be disclosed if it becomes part of the public domain or is required to be disclosed under applicable law or is required to be disclosed by any government order, decree, rule or regulation or by any stock exchange to which a party or an affiliate of a party is subject.

8.   Notices

     Notices authorized or required between the parties shall be addressed and effective when delivered to the persons designated below. Each party shall have the right to change its address at any time and/or designate that notice be given to another address or person, by written notice to all parties.


     To Apache:     Apache Poland Sp. z o.o.
                    Ul. Hankiewicza 2
                    02-103 Warsaw, Poland
                    Attn: Mark Bauer
                    Phone: 48 22 658 2301
                    Fax:   48 22 658 2261

     To FX:         FX Energy, Inc.
                    3006 Highland Drive, #206
                    Salt Lake City, UT 84106
                    Attn: David Pierce
                    Phone: 801 /486-5555
                    Fax:   801 /486-5575


9.   Applicable Law and Dispute Resolution

     9.1 This Agreement shall be governed by, construed and interpreted in accordance with the substantive laws of the State of Texas to the exclusion of any conflicts of law rules which would defer the matter to the laws of another jurisdiction.

     9.2 In the event of a dispute relating to the interpretation, application or effect of this Agreement, the matter shall be conclusively determined by arbitration as set out below.

     9.3 A single arbitrator shall be appointed by unanimous consent of the Parties. If the Parties, however, cannot reach agreement on a single arbitrator within thirty (30) days of the submission of a notice of arbitration, each party shall appoint an arbitrator and the International Chamber of Commerce in Paris shall appoint a third arbitrator. All arbitrators shall be independent and shall not have any financial interest in the dispute, controversy or claim.

     9.4  The arbitration proceedings shall be held in Houston, Texas.

     9.5 The arbitration proceedings shall be conducted in accordance with the Arbitration Rules of the International Chamber of Commerce, in effect on the date of this Agreement.

     9.6 The costs of the arbitration proceedings (including attorneys' fees and costs) shall be borne in the manner determined by the arbitrator(s).
     9.7 The decision of the sole arbitrator or a majority of the arbitrators, as the case may be, shall be reduced to writing; and final and binding without the right of appeal.

10.  Miscellaneous

     10.1 This agreement is the entire agreement of the parties hereto with respect to this subject matter and supercedes all prior agreements between the parties relating to this subject matter. This agreement may only be altered, varied or amended by written instrument executed by all the parties.

     10.2 This agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be deemed one document.

     10.3 The Parties agree to execute and deliver to each other all such additional documents and instruments and do all such further acts and things as may be reasonably requested by any Party to effectively carry out the intent of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives the day, month and year first above written.


APACHE POLAND Sp. z o.o.                 FX ENERGY POLAND So. z o.o.



By /s/ Floyd R. Price                    By /s/ David N. Pierce